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                                                                    EXHIBIT 11.1


                         STATEMENT REGARDING COMPUTATION
                              OF PER SHARE EARNINGS


State Regarding Computation of                    Three months                      Nine months
  Per Share Earnings                           ended September 30,               ended September 30,
                                          ---------------------------       ---------------------------
                                                     1996                               1995
Earnings per share:
  Weighted average shares
outstanding                                1,407,688        1,407,688        1,407,688        1,407,688
  Net income per share                    $      .35       $      .33       $     1.11       $      .86

Primary earnings per share:
  Weighted average shares                  1,407,688        1,407,688        1,407,688        1,407,688
outstanding                                  463,235          463,235          463,235          463,235
  Dilutive warrants                           41,225           41,225           41,225           41,225
  Dilutive stock options
  Repurchased under treasury stock
    method(1)                               (281,538)        (281,538)        (281,538)        (281,538)
                                          ----------       ----------       ----------       ----------
 Weighted average common shares
    outstanding and common share
    equivalents                            1,630,610        1,630,610        1,630,610        1,630,610
                                          ----------       ----------       ----------       ----------

Net income                                $  491,000       $  470,000       $1,558,000       $1,207,000
Imputed interest income under the
  treasury stock method (net of tax)           7,000           22,000           31,000           68,000
                                          ----------       ----------       ----------       ----------
Imputed net income                           498,000          492,000        1,589,000        1,275,000
                                          ==========       ==========       ==========       ==========
Net income per share                      $      .31       $      .30       $      .97       $      .78
                                          ==========       ==========       ==========       ==========



(1) Dilutive warrants and options calculated up to 20% of total shares outstanding in the applicable periods.

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